Bioverge

Bioverge is an investment platform that funds visionary entrepreneurs with the aim of transforming healthcare and bringing science fiction to life.


B I O V E R G E
One investment can change everything

Invest

$99.18 minimum investment

Deadline June 29, 2021
in 2 months

Share Price
$1.14

Total Raised
$0

Valuation
$10,014,900

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

The Bioverge mission is to accelerate the development of solutions for intractable problems in healthcare. We accomplish this by democratizing the access, tools, and resources necessary to invest in and advance the most innovative emerging companies in the space.

The Bioverge platform is healthcare-focused and enables everyone, from family offices to investment advisors to accredited and non-accredited individuals, to invest in highly vetted healthcare startups at the cutting edge of innovation, and actively support each along their journey to transform healthcare.

SUCCESS TO DATE

- Platform:
  - Successfully closed 32 deals across 21 portfolio companies
  - Closed 2 multi-company "Access Funds"
  - 186% year-over-year revenue growth in 2020
- Portfolio:
  - 68% year-over-year growth in assets under management in 2020
  - 28% unrealized gross IRR
  - 100% of portfolio companies are still operating
  - 3 portfolio companies valued at $100M+
  - 1 company exit (Blue Mesa Health acquired by Virgin Pulse)

PROBLEM

Startup investing historically reserved for professionals and the wealthy

For the last 80 years, only accredited investors could legally invest in private companies.

portfolio



Alternative Assets
20%
Stocks / Stock
Funds
50%
Bonds / Bond
Funds
30%
Professional portfolio
Cash
18%
Stocks /
Stock Funds
66%
Bonds / Bond
Funds
16%
Average portfolio

During this time, the world's most sophisticated investors have routinely sought exposure to private companies and for good reason: venture capital has consistently outperformed the public markets.

returns

FIGURE 1 THE CASE FOR VENTURE: RETURNS

As of June 30, 2019 • Global Venture Capital Periodic Rates of Return (%)



76.1*
13.1
5.9
7.8
18.0
11.8
8.8
8.2
22.1
15.0
14.7
13.4
21.3
14.9
10.7
7.1
21.5
15.9
14.2
12.3
20-Year
15-Year
10-Year
5-Year
3-Year
CA Global Venture Capital (Top Two Quartiles)
CA Global Venture Capital Index®
S&P 500
Russell 2000®

Twenty-year CA Global Venture Capital (Top Two Quartiles) return capped for scaling purposes.
Sources: Cambridge Associates LLC Private Investments Database, Frank Russell Company, Standard & Poor's, and Thomson Reuters Datastream.
Notes: Pooled private investment periodic returns are net of fees, expenses, and carried interest. Multi-year annualized returns are generated for time periods ended June 30, 2019.

Barriers to Entry for the Average Person

There are 3 key barriers that must be solved to level the playing field for everyone:

- **Lack of Awareness.** The vast majority of people in the U.S. have never invested in a startup or private investment fund even though they are eligible to and it is advantageous for diversification and outperforming the public markets.
- **Lack of Access.** Even if they might be aware of the potential benefits of investing in private companies, most people lack access to the highest quality companies and investment rounds, those opportunities capable of generating the highest returns.
- **Lack of Bandwidth/Expertise.** Investing in early-stage, private technology companies requires time, expertise, and the ability to understand nuanced and oftentimes complex science and novel technologies, industries and business models.

SOLUTION

Bioverge is Leveling the Playing Field

At Bioverge, we provide individuals with the opportunity to include alternative investments in their portfolios and take part in the biology revolution by investing in highly vetted healthcare startups at the cutting edge of innovation.

"For the first time in history, we can all now invest like the professionals"

We believe everyone should be able to invest in innovations that have the potential to improve the quality and length of people's lives and fight the diseases most important to them, so we've built our platform to promote awareness, enable access, and help individual investors understand complex science and early-stage businesses.



Our investment and engagement platform is truly unique.
Your one investment
in individual startups or a Bioverge fund
supports groundbreaking treatments and technologies
changing lives

platform

The Bioverge Member Experience

Our member community enjoys access to the same innovative health investment opportunities offered to clients of top venture capital firms. With Bioverge, that experience includes:

- **Professional sourcing** - early-stage startups carefully chosen for their innovative vision, scientific validity, and growth potential. We accept less than 5% of prospective startups.
- **Meticulous vetting** - specialized Bioverge diligence review and professional co-investor participation.
- **Exclusive access** - opportunities that aren't available on the open market.
- **Impact + Financial Returns** - investment opportunities aligned with personal values that have the potential to impact the world.



Healthcare Startups
+
Network
=
Rigorous scientific & technical diligence
Access to otherwise inaccessible deal flow
Asymmetric return potential on every investment
Post-investment support
Top-tier co-investors
Limited Partners

community

Bioverge members are part of a community anchored by the Bioverge Network - a healthcare-specific grouping of strategic partners, advisors, subject matter experts, and institutional investors who enable us to maintain our rigorous standards and support our portfolio companies.



Professional Participation
• All startups must have secured funding from a professional third party
• This allows for additional professional review prior to the Bioverge diligence process
Bioverge Diligence
• We use inputs from professional participation, their respective diligence efforts, and our independent review
• The Bioverge community also evaluates each opportunity
Community Input
• We also encourage our members to participate in the process
• By including member feedback, we facilitate thoughtful debate among our community
These learnings are entered into a believability-weighted decision-making model that determines if the startup will be added to our deals.
LEARN ABOUT OUR OPPORTUNITIES

community

The Bioverge platform enables **multiple investment pathways for members:**

- **Bioverge Deals** - investing into a specific startup of your choosing
- **Bioverge Access Funds** - spreading a single investment across a diversified set of 10-15 Bioverge-curated startups

pathways

Individual Companies

Notable Labs

Multi-Company Funds



Bioverge Access Fund
ENCLEAR
Notable Labs
thryve
Ligandal
OCCAMZRAZOR

Since inception, Bioverge has invested in a portfolio of **game-changing medical solutions that have the potential to save lives and generate financial returns, including:**

medical-solutions



Gene Editing
Digital Health & Remote Monitoring
Cell & Tissue Engineering
Sequencing & Genomics
Intelligent Devices
Machine-Guided Drug Discovery
BIOVERGE
EXCISION
LIGANDAL
foresight
REPAIR
Volumetric
Suggestic
Circularis
OCTAGON
INTELLIGENT IMPLANTS
CrowdMed
Pulse Acquired
blue mesa
ENCLEAR THERAPIES
thryve
contraline
RockStep
Notable Labs
ECHO
VastBiome
Ancilia BIOSCIENCES
OCCAMZRAZOR
LEUCADIA

Our portfolio companies are backed by the best venture investors in the world:

ANDREESSEN HOROWITZ | THIEL | NEA New Enterprise Associates | First Round

LIGHTSPEED VENTURE PARTNERS | greylockpartners. | SOCIALCAPITAL

khosla ventures | FOUNDERS FUND | AMGEN Ventures | Y Combinator

venture-investors

Portfolio Highlights:

28% Unrealized IRR across Investment portfolio(1)

32 Investments completed since 2016 across 21 portfolio companies

3 @ $100M+ Current portfolio companies now valued at over $100M(2)

38% Current portfolio companies raised follow-on rounds

100% Current portfolio companies still operating

portfolio-highlights

(1) Gross IRR, marked as of March 31, 2020.

(2) Includes companies that are currently fundraising. Data include unrealized gains and potential milestone payments associated with exits that have not been realized. Valuation caps of SAFEs and/or convertible notes used as a proxy for valuations when applicable. Results are based on initial investment only and do not account for the impact of follow-on investments. Results are not audited. These results are not indicative of future results.

And we're just getting started! Our exploration of the frontiers of medicine continues, in search of disruptive technologies spanning the fields of gene editing and gene therapy, genomics, proteomics, artificial intelligence (AI), computational biology, digital health, artificial organs & tissue engineering, remote monitoring, regenerative medicine and others.

What Our Members Say About Us:

"Bioverge has been a great way for me to participate in early stage biotechnology and medical technology investments to which I ordinarily would not have had access. The Bioverge team has been very knowledgeable, accessible, and sensitive to my specific needs as an investor." - John H., Bioverge investor

“How do you manage to get the most solid biotech offerings? I'd like to spread the word as far as the quality of what you are doing - I know a lot of other investors in this area - and I also am just personally wondering how you do it!” - Alan J.

The Bioverge Company Experience

We connect founders with access to capital and tailored resources to empower them to push the boundaries of medicine.

Bioverge offers ongoing access to the **Bioverge Network** — a specialized community of healthcare expertise and resources far more valuable than any standalone investor or the transactional nature of our competitors.

Through the Bioverge Network, we are able to provide long-term value to the companies we work with. We stay in tune with their evolving needs and regularly plug them back into the Bioverge Network to tailor connections and help solve the challenges on their plate at any given point in time. Through this model, we have connected teams to subject matter expertise, potential partners, advisors, and hires, co-investors today, downstream investors tomorrow, and much more.

Our continued ability to access high-quality companies and deals remains a clear competitive advantage and differentiator for us. A major reason why we are confident this will continue is because of our focus on providing ongoing support to our portfolio companies before, during, and after our investment. This is counter to the transactional nature of most investment platforms out there.

Don't just take it from us, here's what Bioverge founders have to say about it:

matt-de-silva-quote


"Bioverge has been a great resource for myself and Notable. They have an extensive network across life sciences, and pitch in with valuable input on strategy and troubleshooting. We look forward to every meeting with the Bioverge team and think of them as a member of our team!"
Matt De Silva Founder, Notable Labs

victor-chapela-quote


"Bioverge not only gave us financial support, but guidance that helped us make the right decisions at so many critical steps. Their broad experience with so many healthcare startups has given them a unique perspective and made them an ideal partner."
Victor Chapela Founder and CEO, Suggestic

"Bioverge is one of my top sources of highly-curated biotech and healthtech investment opportunities. Their deal flow, diligence process and syndicate reach make me more comfortable investing in companies they back than many others. Once committed, I have also seen how Bioverge supports its portfolio companies. These qualities are unique in the early stage biotech/healthtech markets and appreciated by experienced angel investors like me."

- Eric A., Bioverge investor

BUSINESS MODEL

Bioverge operates two core businesses with significant revenue potential:

core-businesses


Online
Venture Capital
(accredited investors only)
Individual deals & multi-company funds
Revenue: setup fee + management fees
Upside: carried interest + direct investment returns
Regulation
Crowdfunding
(all investors)
Single-company deals
Revenue: transaction fee
Upside: per-deal equity

- **Online Venture Capital.** We have completed 32 investments to date via our syndication model which aggregates accredited investors into a Special Purpose Vehicle (SPV). That SPV will then either invest directly in a single company, or invest in multiple companies through one of our Access Funds. This is akin to traditional venture capital and limited to accredited investors. We typically charge investors an administrative and management fee for these services plus a carried interest in the total investment.
- **Crowdfunding Portal.** This is a new business for us and one we are very excited about as it enables us to open up investment opportunities to non-accredited investors (~90% of the U.S. population). We charge companies a success-based transaction fee based on the amount of capital they raise through their offering from Bioverge investors.

MARKET

Online Fundraising

Traditionally, non-accredited investors were barred altogether from participating in private startup offerings, which is quite shocking because 90% of the U.S. falls in this category.

Regulation Crowdfunding (Reg CF), introduced in 2012 via the JOBS Act, opened up private investment opportunities that were previously restricted to accredited investors. Since 2016, 1700+ companies have collectively raised over $400 million via Reg CF.

According to the SEC, the private placements market was $1.8 trillion in 2017 as roughly 300,000 accredited investors participated in 23,000 offerings. In 2019, the market grew to $2.7 trillion (+25% CAGR).

While an impressive growth trajectory, relative to the 20 million accredited households in the U.S. and 110 million non-accredited households, this is just a drop in the bucket - we expect this trend to continue to accelerate.

An **estimated $30 trillion is held in U.S. savings accounts**. If just 1% of these savings were to be reallocated to private health companies, it would create a $300 billion market, 2.8x larger than today's entire venture capital market:

savings-accounts


An estimated $30 trillion is socked away in saving accounts in the U.S.
Potential U.S. Crowdfunding Market
U.S. Venture Capital Market
$108 billion
Total investment
If just 1% were reallocated to startups, we'd see a market of $300 billion
$300 billion
2.8x entire VC market

Source: "Value of venture capital investment in the United States from 1995 to 2019." Statistica and the National Venture Capital Association. "Regulation Crowdfunding Surpasses $100 Million but Still Needs Reform," New York Venture Hub.

In March 2021, the offering limit for Reg CF offerings is set to be raised from $1.07 million to $5.0 million. With this new change, the Reg CF pathway via funding portals like ours will become an even more attractive option for companies at various stages of growth.

According to a report by Goldman Sachs, finance is meeting the network effect. Technology and an increasingly social consumer are democratizing access to funds and services beyond the walls of financial institutions. With Millennials as important agents of change, new business models for crowdfunding, peer-to-peer lending, socialized payments, and automated investing are rising to take market share from existing banking channels."


Goldman Sachs
Total Addressable
Opportunity for Crowdfunding: $1.2 trillion
($ in billions)
"Crowdfunding... is potentially the most disruptive of all of the new models in finance"
"We see these models capturing significant dollar share from traditional venture capital...."
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
$666
$140
$72
$68
$33
$24
$166
Bankcard loans
Home equity loans
Consumer finance loans
Retail loans
Venture capital
Angel investors
Other loans

crowdfunding

In addition, by 2030, we estimate that a key customer segment of ours - Millennials - will control $20 trillion in financial assets, 5x what they control today. Data from the same Goldman Sachs reports shows Millennials are less invested in stocks and are more likely to participate in crowdfunding.

The Rise of Impact Investing

- Healthcare represents an attractive opportunity for investors who are looking to make a financial return and have a global impact.
- We have all been first hand witnesses to the importance of healthcare innovation throughout the COVID-19 pandemic.
- Bioverge enables each of us to invest in the health-related causes and diseases that we care most about.

PRESS

- Bioverge wins 2nd place in TechRound's Fintech50 Finalists for 2021! - TechRound
- Bioverge Democratizes Early-Stage Investing - The Medtech Strategist
- Neil Littman of Bioverge: 5 Things I Need to See Before Making a VC Investment - Authority Magazine
- Episode #146: Neil Littman, "The More Risk You Kill, Inherently, The More Value You Create" - The Meb Faber Show
- Episode 307 with Neil Littman - Building the Future Show Radio/TV/Podcast
- The Bioverge Podcast with Neil Littman
- Bioverge, Inc. Launches an Equity Crowdfunding Platform Focused on Funding Innovative Healthcare Start-ups - CISION PR Newswire
- What Everyday Investors Should Know About Private Investments - Forbes
- The Best Investment You'll Ever Make | Neil Littman - YouTube

TEAM



Neil J. Littman, M.S.

Founder, CEO & Managing Director

Executive Leadership Team at $3B venture philanthropy organization. Formerly Vice President of Business Development at Notable Labs. Advisor on investment banking transactions totaling $1B+

logos

Neil was previously Vice President of Business Development at Notable Labs, an oncology focused startup and Bioverge portfolio company, where he led the development of global corporate partnerships and contributed to the strategic vision. Neil oversaw business development at Notable through the successful completion of the company's $40 million Series B and was instrumental in negotiating multiple terms sheets to in-license clinical stage oncology assets.

Prior to Notable, Neil was a member of the Executive Leadership Team and Director of Business Development at the California Institute for Regenerative Medicine (CIRM). As part of CIRM's leadership team, Neil helped develop the five-year strategic plan for managing and deploying CIRM's $3 billion across the organization's discovery, translational, and clinical stage stem cell and regenerative medicines programs. At CIRM, Neil was Head of the Therapeutics Group and oversaw a team responsible for managing over 40 clinical stage therapies totaling over $500 million of CIRM investment, including Forty Seven, Inc. (acquired by Gilead for $4.9B), Orchard Therapeutics (Nasdaq: ORTX), Cellular Dynamics International (acquired by Fujifilm for $307M), Sangamo Therapeutics, Inc. (Nasdaq: SGMO), Poseida Therapeutics, Inc. (Nasdaq: PSTX), and others.

Prior to managing the Therapeutics Group, Neil oversaw the Strategic Infrastructure Group at CIRM, managing a portfolio of $125 million supporting infrastructure programs including: $30 million Stem Cell Center (partnership with IQVIA); $24 million Alpha Stem Cell Clinical Network (partnership with UCLA, UCSD, City of Hope, UC Irvine); $32 million iPSC Bank (partnership with Fujifilm); $40 million Genomics Center of Excellence (partnership with Stanford).

Prior to CIRM, Neil was a healthcare investment banker at Thomas WeiselPartners and Deutsche Bank, working on transactions totaling over $1 billion. His primary focus was on strategic advisory and public and private financings.

Neil received a Master of Science in Biotechnology from The Johns Hopkins University, and a Bachelor of Arts in Molecular, Cellular and Development Biology from the University of Colorado, Boulder. Neil worked in a virology lab during his time at CU Boulder.



Rick Gibb

Founder, COO & Managing Director

Investment professional at Stanford's $450M healthcare venture capital fund. Maintained portfolio of 300+ healthcare inventions at Stanford

logos

Prior to founding Bioverge, Rick worked at Stanford University's Office of the CFO as a Senior Venture Fund Analyst where he was involved in the management and oversight of the President's Venture Fund and Stanford-StartX Fund. Across both of these funds, Rick was primarily involved with investment sourcing, due diligence, and portfolio management, investing $450M in aggregate across more than 400 companies. This further included providing ongoing support by connecting them to elite talent, fundraising opportunities and strategic partnerships, as well as stewarding long-term strategic plans and operating roadmaps to achieve commercialization, a stronger innovation pipeline, and enhanced product-market fit.

Notable highlights include leading seed-stage investments into Personalis (precision medicine and cancer genomics company; co-investors:Lightspeed; NASDAQ: PSNL), Kodiak Sciences (antibody therapies to treat and prevent blindness; NASDAQ: KOD), Oculeve (ocular stimulation to treat dry eye disease; acquired by Medtronic), Genapsys(desktop DNA sequencing), HeartFlow (real-time digital modeling of coronary arteries; co-investors: Medtronic, USVP, GE Ventures; $1.5B+ valuation), and Orca Bio (cellular therapies to treat cancer and autoimmune disorders; co-investors: Lightspeed, Data Collective, 8VC).

Prior to this, Rick was a part of the Licensing team at Stanford University's Office of Technology Licensing (OTL). The OTL receives and evaluates over 500 invention disclosures each year to assess their commercial feasibility and potential. Royalties from successful licensing are collected and distributed to the inventors, their departments and schools. At the OTL, he managed a portfolio of 300+ technologies across their full lifecycle to support them with critical expertise in IP strategy, marketing, business development, licensing, fundraising and commercialization.

Rick holds a Master's Degree in Biotechnology from The Johns Hopkins University, and graduated from Rice University with a B.S. in Bioengineering and Biomedical Engineering.

Additional Team Members

Bioverge has a diverse and growing multi-disciplinary team, including:

team


Marianne Santaguida, Ph.D.
Entrepreneur-In-Residence, Advisor
Stemcentrx
Adicet Bio
Notable Labs
UCSF
Janine McCargo,
Public Relations and Corporate Communications, Advisor
TIBEREND
INK&ROSES
ZENO
Emily Yuan,
Analyst (intern)
Stanford University
FDA
Mythos
Biotechnology Fund

USE OF PROCEEDS

If the offering's maximum amount of $1,069,999 is raised:

Use	Value	% of Proceeds
General & administrative	$428,043	40.0%
Product development	$321,032	30.0%
Sales & marketing	$268,494	25.1%
Intermediary fees	$52,430	4.9%

TERMS

Investors who participate in the offering on or before May 15, 2021, will receive an early bird discount and be able to invest at a purchase price of $1.14 per share, which equates to a $10 million pre money valuation; and investors who participate in the offering after May 15, 2021 will invest at a purchase price of $1.71 per share, which equates to a $15 million pre money valuation.

This is an offering of Class B Common Stock, under registration exemption 4(a)(6), in Bioverge, Inc.. This offering must raise at least $10,000 by June 29, 2021 at 12:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. Bioverge may issue additional securities to raise up to $1,069,999, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

9,723,596 shares
× $1.14 per share

$11,084,899 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook
- Twitter
- Instagram
- LinkedIn

UPDATES

Apr 26, 2021 • Primary offering of 938,596 shares at $1.14

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